Exhibit 10.1

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Agreement”), dated as of this 10th day of July, 2025, by and between DRONE NERDS INC, a Florida corporation and ANZU ROBOTICS, LLC, a Delaware limited liability company, whose address is 553 Anglers Avenue, Suite 109, Dania Beach, Florida 33312, and BANESCO USA, a Florida State Chartered Bank, its successors and/or assigns, whose address is 3155 NW 77th Avenue, Miami, Florida 33122.

RECITALS

A. Borrower (as defined herein) has requested and Lender (as defined herein) has agreed to make a revolving credit facility to Borrower in the maximum principal amount of $25,000,000.00 (the “Loan”) to be used by Borrower to finance short term working capital needs subject to the terms and conditions contained in this Agreement.

B. Borrower and Lender have negotiated the terms and conditions of, and wish to enter into, this Agreement in order to set forth the terms and conditions of the Loan.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, Borrower and Lender agree as follows:

1. DEFINITIONS. As used in this Agreement the terms listed below shall have the following meanings unless otherwise required by the context:

(a) Account: Has the meaning set forth in the Code.

(b) Account Debtor: Means a person who is obligated under any Account.

(c) Affiliate: An Affiliate of the Borrower shall mean any entity which, directly or indirectly, controls or is controlled by or is under common control with the Borrower. An entity shall be deemed to be “controlled by” another entity if such other entity possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such entity whether by contract, ownership of voting securities, membership interests or otherwise.

(d) Borrower: Shall mean DRONE NERDS INC, a Florida corporation and ANZU ROBOTICS, LLC, a Delaware limited liability company.

(e) Borrowing Base: Shall have the meaning given to such term in Section 2 hereof.

(f) Borrowing Base Certificate: Means the certificate attached hereto as Schedule 1.

(g) Capital Expenditures: Means all expenditures which would be required to be capitalized and shown on the balance sheet of the Borrower, including expenditures in respect to Capital Leases, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (a) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (b) with awards of compensation arising from the taking of eminent domain or condemnation of the assets being replaced.

(h) Capital Lease: Means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real and personal property by such Person that is accounted for as a capital lease on the balance sheet of such Person.

(i) Change of Control: A change of ownership in excess of ten percent (10%) of the interests of Borrower.

(j) Code: Means the Uniform Commercial Code (or any successor statute), as adopted and in force in Florida or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

(k) Collateral: Shall have the meaning set forth in the Security Agreement.

(l) Collateral Access Agreement: Means an agreement pursuant to which a mortgagee or lessor of real property on which collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory owned by the loan party, acknowledges the liens of the lender and waives any liens held by such Person on such property, and in the case of any such agreement with a mortgagee or lessor, permits the Lender reasonable access to and use of such real property following the occurrence and during the continuance of an Event of Default to assemble, complete and sell any Collateral stored or otherwise located thereon, and contains such other provisions as otherwise acceptable to Lender.

(m) EBITDA: As applies to any Person, the sum of earnings before interest, taxes, depreciation and amortization.

(n) Eligible Domestic Insured Accounts Receivable: Means all domestic “Insured Accounts” (as hereinafter defined) in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Insured Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower arising from the sale of inventory and/or the provision of certain services in Borrower’s ordinary course of business (as approved by Lender) in which Lender has a first (and only) priority, perfected security interest, but excluding, without duplication,

(i) Insured Accounts outstanding for longer than ninety (90) days from the invoice date (each a “Late Insured Account,” and collectively, the “Late Insured Accounts”);

(ii) All Insured Accounts owed by an Account Debtor if more than thirty percent (30%) of the Accounts owed by such Account Debtor to Borrower is deemed ineligible hereunder pursuant to clause (i);

(iii) Insured Accounts owing from any Affiliate of Borrower;

(iv) Insured Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;

(v) Insured Accounts that are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset;

(vi) Insured Accounts owing by any Account Debtor that becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships;

(vii) Insured Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

(viii) Insured Accounts owed by an Account Debtor that (1) is a sanctioned person or (2) is located outside of the United States of America;

(ix) Insured Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision, provided, however, accounts owed by the United States Postal Service shall be Eligible Insured Accounts Receivable;

(x) Insured Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Insured Account has not been completely performed or which do not represent a final sale;

(xi) Insured Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment;

(xii) Insured Accounts will be limited to 100% of insured amount (which is 90% of the insured percentage coverage or as defined in insurance policy);

(xiii) Insured Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights;

(xiv) Any and all other Insured Accounts the validity, collectability, or amount of which is determined in good faith and after reasonable due diligence by Borrower or Lender to be doubtful;

(xv) Any and all Insured Accounts owed in connection with any bonded contracts;

(xvi) Any other Insured Account which Lender in its sole and absolute discretion deems to be ineligible;

(xvii) Insured Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower so qualify or filed; and

(xviii) Insured Accounts owed by an Account Debtor who disputes the liability thereof.

(o) Eligible Domestic Uninsured Accounts Receivable: Means all domestic “Uninsured Accounts” (as hereinafter defined) in U.S. dollars evidenced by a paper invoice or electronic equivalent (valued at the face amount of such invoice, less maximum discounts, credits and allowances which may be taken by Account Debtors on such Insured Accounts, and net of any sales tax, finance charges or late payment charges included in the invoiced amount) created or acquired by Borrower arising from the sale of inventory and/or the provision of certain services in Borrower’s ordinary course of business (as approved by Lender) in which Lender has a first (and only) priority, perfected security interest, but excluding, without duplication,

(i) Uninsured Accounts outstanding for longer than ninety (90) days from the invoice date (each a “Late Uninsured Account,” and collectively, the “Late Uninsured Accounts”);

(ii) All Uninsured Accounts owed by an Account Debtor if more than thirty percent (30%) of the Accounts owed by such Account Debtor to Borrower is deemed ineligible hereunder pursuant to clause (i);

(iii) Uninsured Accounts owing from any Affiliate of Borrower;

(iv) Uninsured Accounts owed by a creditor of Borrower to the extent of the amount of the indebtedness of Borrower to such creditor;

(v) Uninsured Accounts that are in dispute or subject to any counterclaim, contra-account, volume rebate, cooperative advertising accrual, deposit or offset;

(vi) Uninsured Accounts owing by any Account Debtor that becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships;

(vii) Uninsured Accounts arising from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or similar basis or which is subject to repurchase, return, rejection, repossession, loss or damage;

(viii) Uninsured Accounts owed by an Account Debtor that (1) is a sanctioned person or (2) is located outside of the United States of America;

(ix) Uninsured Accounts owed by the United States of America or other governmental or quasi-governmental unit, agency or subdivision;

(x) Uninsured Accounts as to which the goods giving rise to the Account have not been delivered to and accepted by the Account Debtor or the service giving rise to the Uninsured Account has not been completely performed or which do not represent a final sale;

(xi) Uninsured Accounts evidenced by a note or other instrument or chattel paper or reduced to judgment;

(xii) Uninsured Accounts which cause the total of all Uninsured Accounts from a single Account Debtor (together with the Affiliates of such Account Debtor) to exceed thirty five percent (35%) of the total Uninsured Accounts of Borrower included in the Borrowing Base (each an “Over Concentration Account,” and collectively the “Over Concentration Accounts”), provided that Uninsured Accounts from an Account Debtor not in excess of 35% of the total Uninsured Accounts of Borrower included in the Borrowing Base shall not be excluded solely by virtue of this clause (xii) and provided, further, that at Borrower’s request Lender shall review any Over Concentration Account on a case-by-case basis, and may include any such Over Concentration Account as Eligible Domestic Uninsured Accounts Receivable as Lender shall determine in its sole and absolute discretion.

(xiii) Uninsured Accounts which, by contract, subrogation, mechanics’ lien laws or otherwise, are subject to claims by Borrower’s creditors or other third parties or which are owed by Account Debtors as to whom any creditor of Borrower (including any bonding company) has lien or retainage rights;

(xiv) Any and all other Uninsured Accounts the validity, collectability, or amount of which is determined in good faith and after reasonable due diligence by Borrower or Lender to be doubtful;

(xv) Any and all Uninsured Accounts owed in connection with any bonded contracts;

(xvi) Any other Uninsured Account which Lender in its sole and absolute discretion deems to be ineligible;

(xvii) Uninsured Accounts owed by an Account Debtor which is located in a jurisdiction where Borrower is required to qualify to transact business or to file reports, unless Borrower so qualify or filed; and

(xviii) Uninsured Accounts owed by an Account Debtor who disputes the liability thereof.

(p) Eligible Inventory: Means all Inventory acquired by the Borrower in the ordinary course of business as presently conducted (including warehouse finished goods) which (other than with respect to inventory in-transit) are warehoused at a location for which Lender has been provided with a Collateral Access Agreement (subject to any extensions of time granted by Lender to provide such Collateral Access Agreement[s]) and which Lender has otherwise determined to be eligible for credit extensions hereunder, valued at the lower of cost or market on a first-in, first-out basis, but excluding, however, in any event, without limitation of the foregoing, unless otherwise approved by Lender, any such Inventory which:

(i) is not at all times subject to a duly perfected, first priority (and only) security interest in favor of Lender;

(ii) is not in good and saleable condition;

(iii) is on consignment from, or subject to, any repurchase agreement with any supplier;

(iv) constitutes returned, repossessed, damaged, defective, obsolete, or slow-moving goods as reasonably determined by Lender;

(v) is subject to a negotiable document of title (unless issued or endorsed to Lender);

(vi) is subject to any license or other agreement that limits or restricts the Borrower’s or the Lender’s right to sell or otherwise dispose of such inventory (unless the licensor and the Borrower enter into a licensor waiver in form and substance satisfactory to Lender;

(vii) other than with respect to inventory in-transit, is located at a leased location of the Borrower, with respect to which Lender has not received a Collateral Access Agreement from the person owning such property or in control thereof, subject to any extensions for procurement of such Collateral Access Agreements as permitted under that certain Post- Closing Agreement by and between Borrower and Lender dated even date herewith;

(viii) consists of any packaging materials, supplies or promotional materials;

(ix) constitutes Inventory consisting of parts;

(x) constitutes duties in Inventory;

(xi) constitutes inventory aged greater than twelve (12) months;

(xii) has been returned to, or repossessed by, the Borrower;

(xiii) constitutes a demo, trade show, or event item; or

(xiv) Lender otherwise in its sole and absolute discretion deems to not be Eligible Inventory.

(q) Eligible Investment Grade Domestic Accounts Receivable: Shall mean Eligible Domestic Uninsured Accounts Receivable and Eligible Domestic Insured Accounts Receivable (Including Late Insured Accounts and Late Uninsured Accounts, subject to the maximum aging below) that have an S&P, Fitch minimum credit rating of BBB- or Baa3 by Moody’s’ that are aged one hundred twenty (120) days or less from their invoice date. Dilution of the foregoing shall not exceed five percent (5%).

The advance rate applicable to Eligible Investment Grade Domestic Accounts Receivable shall be reduced by one percentage point (1%) for each percentage point of Dilution in excess of five percent (5%), as determined for the most recently ended trailing twelve-month period as of any time of determination and determined by Lender from time to time based on field exam results or other supporting documentation reasonably acceptable to Lender. For purposes of this subsection (q), “Dilution” means the percentage of Eligible Domestic Investment Grade Accounts Receivable that are not paid in full for any reason, including bad debt write-downs, discounts, advertising allowances, credits or other dilutive items.

(r) Event of Default: Shall have the meaning given to such term in Section 7.

(s) Financing Statements: The financing statements from Borrower to Lender to perfect Lender’s security interest in the personal property described in the Security Agreement.

(t) Fiscal Year: Means the fiscal year of the Borrower, which period shall be a 12-month period ending on December 31 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g. “Fiscal Year 2025”) refer to the Fiscal Year ending on December 31 of such calendar year.

(u) GAAP: Generally accepted accounting principles consistently applied, as adopted in the United States, and as amended from time to time.

(v) Governmental Authority: Any governmental or quasi-governmental authority, agency, authority, board, commission, or governing body authorized by federal, state or local laws or regulations as having jurisdiction over the Lender, the Borrower.

(w) Governmental Requirements: The standards for real property appraisals established under applicable regulations governing national or state chartered banks promulgated by the Board of Governors of the Federal Reserve System or the United States Comptroller of the Currency, and any other regulations promulgated by any Governmental Authority which apply to Lender.

(x) Guarantor: JEREMY SCHNEIDERMAN, ALEX NAFISSY and ROBERT WEITZNER and any other individual or entity now or hereafter guaranteeing the Loan.

(y) Guaranty: Those certain Limited Guaranty agreements dated as of even date herewith from each Guarantor in favor of Lender, as each may be amended, restated, modified or replaced from time to time.

(z) Insured Account: Means Accounts which are insured by an insurance company acceptable to Lender.

(aa) Investor Notes: Means collectively (i) that certain Promissory Note dated January 1, 2018 by Drone Nerds Inc in favor of Seth Schneiderman in the original principal amount of $200,000.00 and (ii) that certain Promissory Note by Drone Nerds Inc in favor of Ali Paksima in the original principal amount of $250,000.00.

(bb) Inventory: Has the meaning set forth in the Code.

(cc) Lender: Shall mean BANESCO USA, a Florida State Chartered Bank, its successors and/or assigns.

(dd) Loan: That certain revolving line of credit in the amount of $25,000,000.00 as evidenced by the Note and secured by the Security Agreement and other Loan Documents as provided herein.

(ee) Loan Documents: Any and all documents evidencing, securing, or executed in connection with the Loan, including, without limitation, the Note, the Security Agreement, the Guaranty and this Agreement.

(ff) Material Adverse Effect: Shall mean any external event, change, circumstance, effect or other matter that has, or could reasonably be expected to have, a material and continuing adverse effect on (i) the business, assets, liabilities, condition, operating results, operations or prospects of the Borrower and/or Guarantor, (ii) any substantial portion of the Collateral, or (iii) the ability of Borrower to repay the Loan or the ability of the Borrower and/or Guarantor to perform their obligations under the Loan Documents.

(gg) Maturity Date: ________________, 2027.

(hh) Note: That certain Revolving Promissory Note dated as of even date herewith from Borrower in favor of Lender in the maximum principal amount of $25,000,000.00, as the same may be amended, restated, modified or replaced from time to time.

(ii) Person: A natural person, a partnership, a joint venture, an unincorporated association, a limited liability company, a corporation, a trust, any other legal entity, or any Governmental Authority.

(jj) Security Agreement: That certain Security Agreement dated as of even date herewith from Borrower in favor of Lender, as the same may be amended, restated, modified or replaced from time to time.

(kk) Total Liabilities: Means the Borrower’s total stated liabilities, less subordinated debt.

(ll) Uninsured Accounts: Means those Accounts which are not Insured Accounts.

(mm) Unmatured Event of Default: Any event that, if it continues uncured, will, with lapse of time or notice, or both, constitute an Event of Default hereunder and under the other Loan Documents.

2. LOAN.

(a) Provided no Unmatured Event of Default or Event of Default then exists, the proceeds of the Loan shall be advanced from time to time to Borrower in amounts such that the aggregate principal amount of the Loan at any one time outstanding, will not exceed the lesser of: (i) $25,000,000.00 (the “Maximum Amount”), or (ii) the sum of: (a) ninety five percent (95%) of the Eligible Domestic Insured Accounts Receivable (provided, however that any spillover will be eligible under Domestic Uninsured Accounts Receivable); (b) eighty five percent (85%) of the Eligible Domestic Uninsured Accounts Receivable; and (c) the lesser of: (i) ninety five percent (95%) of the Eligible Investment Grade Domestic Accounts Receivable and (ii) $3,500,000.00 (the sum of [a], [b] and [c] are known herein collectively as the “Eligible Accounts Component”), and (iii) the lesser of : (x) sixty five percent (65%) of Eligible Inventory on the lower of cost or market basis; or (y) one hundred percent (100%) of the net orderly liquidation value, (provided, however the advance rate for any in-transit inventory shall be the lesser of: [i] sixty percent [60%] of Eligible Inventory or [ii] eighty five percent [85%] of the net orderly liquidation value), with an absolute cap as to in-transit inventory of $3,000,000.00 (collectively, the “Eligible Inventory Component”), provided further, however, that in no event shall the Eligible Inventory Component of the Borrowing Base ever comprise more than 65% of the Maximum Amount (provided, however, that such Maximum Amount shall be reduced by the limitation contained in subsection 2 [c] hereof, unless and until the Accordion Feature [as defined herein] is exercised) and that all of the foregoing shall be less any reserves (inclusive of any test count or dilution reserve) as determined by Lender in its sole and absolute discretion (collectively, the “Borrowing Base”);

(b) If at any time the aggregate principal balance of the Loan exceeds the Borrowing Base, Borrower shall be required to make a principal reduction within ten (10) business days in an amount sufficient to bring the outstanding principal balance of the Loan into compliance with the Borrowing Base. The failure to make such payment shall constitute an immediate Event of Default hereunder. In addition, upon such failure to make payment, Lender shall have the option, in its sole and absolute discretion, to permanently reduce availability under the Loan by an amount equal to the amount in excess of the Borrowing Base, irrespective of any subsequent payment made by Borrower. Upon such failure to make payment, Lender in its sole and absolute discretion may reduce the advance rates set forth above, or adjust or reduce one or more of the other elements used to compute the Borrowing Base and determine availability hereunder. Within the foregoing limit, Borrower may borrow, prepay and reborrow under the Loan at any time.

(c) Notwithstanding the face amount of the Note or any of the foregoing provisions regarding advances, the maximum aggregate amount available under the Note at any time is hereby limited to $20,000,000.00, provided however the maximum aggregate amount available under the Note may be increased to $25,000,000.00 pursuant to an accordion feature (the “Accordion Feature”), provided that:

(i)	No default or Event of Default exists or has existed under the Loan;

(ii)	Such increase in commitment does not cause a default in any of the financial covenants under this Loan Agreement;

(iii)	All financial covenants under the Loan, shall be tested based upon the new maximum available amount of the Loan;

(iv)	Lender has reviewed and is satisfied with results of the Borrower’s inventory evaluation report and field exam to validate the inventory and financial records, at Lender’s discretion, at time of Borrower’s request to exercise Accordion Feature;

(v)	No Material Adverse Effect in the Borrower’s or Guarantor’s financial condition shall have occurred, as determined in the Lender’s sole discretion; and

(vi)	Lender’s receipt of a written request from Borrower for the utilization of the Accordion Feature.

3. EXPENSES: Borrower shall pay all fees and charges incurred in the procuring and making of the Loan and all other expenses incurred by Lender during the term of the Loan, including without limitation Documentary Stamp Taxes, if applicable, Intangible Taxes, if applicable, recording expenses, and the fees of the attorneys for Lender. The Borrower shall also pay any and all insurance premiums, taxes, assessments, and other charges, liens and encumbrances upon the Collateral. Such amounts, unless sooner paid, shall be paid from time to time as Lender shall request either to the Person to whom such payments are due or to Lender if Lender has paid the same.

4. WARRANTIES AND REPRESENTATIONS. Borrower and/or Guarantor, as applicable, represent and warrant (which representations and warranties shall be deemed continuing) as follows:

(a) Organization Status.

(i) Drone Nerds Inc (i) is duly organized under the laws of the State of Florida, (ii) is in good standing under the laws of the State of Florida, (iii) is qualified to do business in the State of Florida and any other state where it is required to be, and (iv) has shares of stock which have been duly and validly issued.

(ii) Anzu Robotics, LLC (i) is duly organized under the laws of the State of Delaware, (ii) is in good standing under the laws of the State of Delaware, (iii) is qualified to do business in the State of Delaware and any other state where it is required to be registered and

(iv) has membership interests which have been duly and validly issued.

(b) Compliance with Laws. Borrower is in compliance with all laws, regulations, ordinances and orders of all Governmental Authorities.

(c) Accurate Information. All information now and hereafter furnished to Lender is and will be true, correct and complete in all material respects. Any such information relating to Borrower’s or any Guarantor’s financial condition has and will accurately reflect such financial condition as of the date(s) thereof, (including all contingent liabilities of every type), and Borrower and each Guarantor further represent that its financial condition has not changed materially or adversely since the date(s) of such documents.

(d) Authority to Enter into Loan Documents. The Borrower and each Guarantor have full power and authority to enter into the Loan Documents and consummate the transactions contemplated hereby, and the facts and matters expressed or implied in the opinions of its legal counsel are true and correct.

(e) Validity of Loan Documents. The Loan Documents have been approved by those Persons having proper authority, and are in all respects legal, valid and binding according to their terms.

(f) Priority of Lien on Personalty. No chattel mortgage, bill of sale, security agreement, financing statement or other title retention agreement (except those executed in favor of Lender) has been or will be executed with respect to any of the Collateral except as otherwise approved by Lender in accordance with the Security Agreement.

(g) Conflicting Transactions of Borrower. The consummation of the transaction hereby contemplated and the performance of the obligations of Borrower and Guarantor under and by virtue of the Loan Documents will not result in any breach of, or constitute a default under, any lease, loan or credit agreement, or other instrument to which Borrower or Guarantor is a party or by which they may be bound or affected.

(h) Pending Litigation. There are no actions, suits or proceedings pending against Borrower, Guarantor, or the Collateral, or circumstances which could lead to such action, suits or proceedings against or affecting Borrower, Guarantor, the Collateral, or involving the validity or enforceability of any of the Loan Documents, before or by any Governmental Authority, except actions, suits and proceedings which have been specifically disclosed to and approved by Lender in writing; and Borrower is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority.

(i) Condition of Collateral. The Collateral is not now damaged or injured as a result of any fire, explosion, accident, flood or other casualty.

(j) Discharge of Liens and Taxes. Borrower and Guarantor have duly filed, paid and/or discharged all taxes or other claims that may become a lien on any of its property or assets, except to the extent that such items are being appropriately contested in good faith and an adequate reserve for the payment thereof is being maintained.

(k) Sufficiency of Capital. Neither Borrower nor any Guarantor is, and after consummation of this Agreement and after giving effect to all indebtedness incurred and liens created by Borrower in connection with the Note and any other Loan Documents, will be, insolvent within the meaning of 11 U.S.C. § 101, as in effect from time to time.

(l) ERISA. Each employee pension benefit plan, as defined in Employee Retirement Income Security Act of 1974, as amended (“ERISA”), maintained by Borrower and/or any Guarantor meets, as of the date hereof, the minimum funding standards of ERISA and all applicable regulations thereto and requirements thereof, and of the Internal Revenue Code of 1986, as amended. No “Prohibited Transaction” or “Reportable Event” (as both terms are defined by ERISA) has occurred with respect to any such plan.

(m) Indemnity. Borrower will indemnify Lender and its affiliates from and against any losses, liabilities, claims, damages, penalties or fines imposed upon, asserted or assessed against or incurred by Lender arising out of the inaccuracy or breach of any of the representations contained in this Agreement or any other Loan Documents.

(n) No Default. There is no Event of Default or default on the part of Borrower or Guarantor under this Agreement, the Note, the Guaranty or the Security Agreement, and no event has occurred and is continuing which with notice, or the passage of time, or either, would constitute a default under any provision thereof. Borrower is not in default in any material respect under any agreement or instrument to which it is a party or by which it may be bound which would individually or in the aggregate have a Material Adverse Effect on the financial condition or business of Borrower.

(o) Ownership of Properties/Liens. Borrower owns good and, in the case of real property, marketable title to all of its properties, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all liens, charges and claims (including infringement claims with respect to patents, trademarks, service marks, copyrights and the like) except in respect of items not past due or being appropriately contested in good faith and for which an adequate reserve for the payment thereof is being maintained.

5. COVENANTS. Borrower and each Guarantor, as applicable, covenants and agrees with Lender as follows:

(a) Taxes. Borrower certifies that it has filed or caused to be filed all federal, state and other tax returns which are required to be filed, and have paid or caused to be paid all taxes as shown on said returns or in any manner due to be paid (including, but not limited to, ad valorem and personal property taxes) or on any assessment received by Borrower and not being contested in good faith, to the extent that such taxes have become due. Borrower further certifies that it has paid all other taxes, levies and charges of any nature, including any governmental charges except to the extent that items not past due or being appropriately contested in good faith and for which an adequate reserve for the payment thereof is being maintained.

(b) Notice of Litigation. Borrower shall promptly give Lender written notice of (a) a judgment entered against Borrower, or (b) the commencement of any action, suit, claim, counterclaim or proceeding against or investigation of Borrower which, if adversely determined, would materially adversely affect the business of Borrower, or which questions the validity of this Agreement, the Note or the Security Agreement, or any other actions or agreements taken or to be made pursuant to any of the foregoing.

(c) Notice of Default. Borrower shall promptly give Lender written notice of any act of default under any agreement with Lender or under any other contract to which Borrower is a party and of any acceleration of indebtedness caused thereby which would have a Material Adverse Effect to the business of Borrower.

(d) Reports. Borrower shall promptly furnish Lender with copies of all governmental agency, and other special reports pertaining to or affecting Borrower, which would materially adversely affect the business of Borrower.

(e) Change of Control. Borrower shall not have a Change of Control without the prior written approval of the Lender, which approval shall not be unreasonably withheld. Borrower shall promptly notify Lender of any change in ownership during the term of the Loan.

(f) Change in Fiscal Year. Borrower shall not change its fiscal year without the prior written consent of Lender. Borrower’s fiscal year ends on December 31.

(g) Title to Collateral. Borrower will deliver to Lender, on demand, any contracts, bills of sale, statements, receipted vouchers or agreements under which Borrower claims title to any of the Collateral.

(h) Payment of Debts. Borrower shall pay and discharge when due, and before subject to penalty or further charge, and otherwise satisfy before maturity or delinquency, all obligations, debts, taxes, and liabilities of whatever nature or amount, except those which Borrower in good faith disputes.

(i) Collection of Insurance Proceeds. Borrower will cooperate with Lender in obtaining for Lender the benefits of any insurance or other proceeds lawfully or equitably payable to it in connection with the transaction contemplated hereby and the collection of any indebtedness or obligation of Borrower to Lender incurred hereunder.

(j) Indebtedness. Borrower shall not incur, create, assume or permit to exist any indebtedness or liability on account of advances or deposits, any indebtedness or liability for borrowed money, any indebtedness constituting the deferred purchase price of any property or assets, any indebtedness owed under any conditional sale or title retention agreement, contingent obligations pursuant to guaranties, endorsements, letters of credit and other secondary liabilities, or any other indebtedness or liability evidenced by notes, bonds, debentures or similar obligations without the prior written approval of Lender, except for (i) the Loan, (ii) the endorsement of checks for collection in the ordinary course of business; (iii) debt payable to suppliers and other trade creditors in the ordinary course of business on ordinary and customary trade terms and which is not past due; (iv) unsecured indebtedness not to exceed $250,000.00 (in the aggregate) without the prior written consent of Lender, in its sole discretion; and (v) indebtedness existing under the Investor Notes as of the date hereof..

(k) Guaranties. Except as may be in existence prior to the date hereof and as previously disclosed to and approved by the Lender, Borrower shall not guarantee or otherwise in any way become or be responsible for obligations of any other Person, whether by agreement to purchase the indebtedness of any other Person, or agreement for the furnishing of funds to any other Person through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) for the purpose of paying or discharging indebtedness of any other Person, or otherwise.

(l) Advances. Borrower shall not make any advances, dividends, loans, or distributions to Guarantor or any of its subsidiaries, affiliates, shareholders, officers or directors, without the prior written consent of Lender. Notwithstanding the foregoing, so long as no Event of Default exists, Borrower shall be permitted to make advances, dividends or distributions to Guarantor or any of its subsidiaries, affiliates, shareholders, officers or directors, in the ordinary course of Borrower’s business, without first obtaining Lender’s prior written consent, provided, however, Borrower shall comply with the requirements of Section 6 (c) hereof.

(m) Further Assurances and Preservation of Security. Borrower will do all acts and execute all documents for the better and more effective carrying out of the intent and purposes of this Agreement, as Lender shall reasonably require from time to time, and will do such other acts necessary or desirable to preserve and protect the collateral at any time securing or intending to secure the Note, as Lender may require.

(n) No Assignment. Borrower shall not assign this Agreement or any interest therein and any such assignment is void and of no effect. Lender may assign this Agreement and any other Agreements contemplated hereby, and all of its rights hereunder and thereunder, and all provisions of this Agreement shall continue to apply to the Loan. Lender also shall have the right to participate the Loan with any other lending institution.

(o) No Sale of Assets. Borrower and Guarantor shall not, during the term of the Loan, transfer any material portion of their respective assets unless such transfer is in the ordinary course of Borrower’s or Guarantor’s business, for fair market value and such fair market value is given to Borrower or Guarantor, in its sole name, and such transfer will not have a Material Adverse Effect on the financial condition of Borrower or Guarantor and/or its ability to perform the obligations hereunder, as determined by Lender in its sole and absolute discretion.

(p) Access to Books and Records. Borrower shall allow Lender, or its agents, after reasonable prior notice and during reasonable normal business hours, to access Borrower’s books, records and such other documents, and allow Lender, at Borrower’s expense (other than the annual field exam referenced below), to inspect, audit and examine the same and to make extracts therefrom and to make copies thereof. Lender shall be entitled to a field exam, audit and inventory appraisal on an annual basis (or more frequently, if Lender deems it necessary in its sole and absolute discretion) at Borrower’s expense throughout the term of the Loan.

(q) Business Continuity. Borrower shall conduct its business in substantially the same manner and locations as such business is now and has previously been conducted during the term of the Loan.

(r) Insurance.

(A) Borrower shall obtain, maintain and keep in full force and effect during the term of the Loan adequate insurance coverage, with all premiums paid thereon and without notice or demand, with respect to its properties and business against loss or damage of the kinds and in the amounts customarily insured against by companies of established reputation engaged in the same or similar businesses including, without limitation:

(i) Public liability insurance insuring against all claims for personal or bodily injury, death, or property damage in an amount of not less than One Million Dollars ($1,000,000.00) single limit coverage, and Two Million Dollars ($2,000,000.00) in the aggregate. Such policy shall include an additional insured endorsement naming the Lender as loss payee;

(ii) Insurance on all of Borrower’s inventory as may be reasonably required by Lender; and

(iii) Insurance in such amounts and against such other casualties and contingencies as may from time to time be required by Lender including insurance on all inventory;

(B) All policies of insurance required hereunder shall: (i) be written by carriers which are licensed or authorized to transact business in the State of Florida, and are rated “A” or higher, Class XII or higher, according to the latest published Best’s Key Rating Guide and which shall be otherwise acceptable to Lender in all other respects, (ii) provide that the Lender shall receive thirty (30) days’ prior written notice from the insurer before a cancellation, modification, material change or non-renewal of the policy becomes effective, and (iii) be otherwise satisfactory to Lender.

(C) Borrower shall not, without the prior written consent of Lender, take out separate insurance concurrent in form or contributing with regard to any insurance coverage required by Lender.

(D) At all times during the term of the Loan, Borrower shall have delivered to Lender the original (or a certified copy) of all policies of insurance required hereby, together with receipts or other evidence that the premiums therefor have been paid.

(E) Not less than thirty (30) days prior to the expiration date of any insurance policy, Borrower shall deliver to Lender the original (or certified copy), or the original certificate, as applicable, of each renewal policy, together with receipts or other evidence that the premiums therefor have been paid.

(F) The delivery of any insurance policy and any renewals thereof, shall constitute an assignment thereof to Lender, and Borrower hereby grants to Lender a security interest in all such policies, in all proceeds thereof and in all unearned premiums therefor.

(s) Lockbox. At Lender’s option, Lender may require the Borrower to establish a lockbox under the control of Lender to which all of the Account Debtors shall forward payments on the Accounts. The Borrower shall pay all of Lender’s standard fees and charges in connection with such lockbox arrangement (if any) as such charges and fees may change from time to time. In the event Lender requires a lockbox arrangement, the Borrower shall notify Account Debtors on the Accounts to forward payments on the Accounts to the lockbox; provided, however, that Lender shall have the right to directly contact Account Debtors at any time to ensure that payments on the Accounts are directed to the lockbox. The Borrower hereby grants to Lender as additional security in and lien upon all items and balances held in any lockbox as additional collateral for the obligations of the Borrower. The Lender shall be irrevocably authorized to debit and “sweep” the lockbox daily and take all sums contained therein and apply such sums against monies owed to the Lender of any kind, including, without limitation, any principal and/or interest due under the Note.

(t) Subordination of Debt. Borrower will fully subordinate all of the Borrower’s debts owed to third parties, including, without limitation, officers, employees, stockholders, and affiliates, upon terms and conditions acceptable to Lender. Notwithstanding the foregoing, so long as the Borrower is in compliance with the financial covenants contained herein and there is no Event of Default, and no condition exists, which but for the giving of notice or the passage of time would constitute and Event of Default, the Borrower shall be permitted to make regularly scheduled payments of principal and interest on such subordinated debt.

(u) Indemnification. Borrower hereby indemnifies and holds Lender, its directors, officers, agents, employees and attorneys harmless from and against any liability, loss, expenses, damage of any nature, and claims, including, without limitation, brokers’ claims, arising in connection with the Loan, provided that such liabilities, losses, expenses or damages shall not include any liability, loss, expenses or damages caused by the gross negligence or intentional misconduct of Lender as determined by a court of competent jurisdiction pursuant to a final non- appealable court order.

(v) Estoppel Certificate. At any time during the term of the Loan, within ten (10) Business Days after written demand of such Borrower by the Lender therefor, the Borrower shall deliver to the Lender a certificate, duly executed and in form satisfactory to the Lender, stating and acknowledging, to the best of such Borrower’s knowledge, the then unpaid principal balance of, and interest due and unpaid, under the Loan, the fact that there are no defenses, off sets, counterclaims or recoupments thereto (or, if such should not be the fact, then the facts and circumstances relating to such defenses, off sets, counterclaims or recoupments.

(w) Release of Information for Marketing Purposes. The Lender hereby agrees to maintain the confidentiality of information received from Borrower or Guarantors and will not release details of the Loan to the media, radio, television, trade publications, magazines, web sites or other forms of media (collectively, the “Media”), without the prior consent of Borrower, provided that any such information may be disclosed by Lender to its affiliates, officers, employees, agents and advisors, as required by any Government Authority or applicable law, in connection with the exercise of remedies hereunder, and to any prospective assignee or participant of the Loan, provided such Person agrees to maintain the confidentiality of such information.

(x) Commitment Fee. Upon the execution of this Agreement, Borrower shall pay to Lender a commitment fee in the amount of $50,000.00 in connection with the Loan.

(y) Annual Review Fee. The Borrower shall pay to Lender an Annual Review Fee in the amount of $10,000.00, payable upon each anniversary of the Loan.

(z) Automatic Debit. If required by Lender, Borrower shall enroll in the Lender’s auto pay program, and all periodic payments of interest only, or principal and interest, as applicable, shall be made by direct charge to Borrower’s demand deposit account maintained with Lender. Although the foregoing sentence is self-operative, Borrower agrees to execute and deliver to Lender such further instruments as Lender may from time-to-time request in order to confirm such authorization

6. FINANCIAL COVENANTS AND REPORTING REQUIREMENTS.

(a) Debt Service Coverage Ratio. At all times during the term of the Loan, Borrower shall maintain a minimum Debt Service Coverage Ratio of not less than 1.25 to 1.00. For purposes hereof, “Debt Service Coverage Ratio” shall mean the ratio of (a) consolidated EBITDA, less distributions for tax purposes, plus contributions, to (b) the current portion of long- term debt, plus interest expense. This covenant shall be measured for compliance on a trailing twelve-month basis (as of the end of the second and fourth quarters of each fiscal year of the Borrower) upon Lender’s receipt of the financial statements and other supporting documentation of Borrower required to be delivered under Section 6.

(b) Debt to Tangible Net Worth Ratio.

(i) At all times during the term of the Loan, Borrower shall maintain a maximum ratio of Debt to Tangible Net Worth of not more than 3.0:1.0.

(ii) Debt is defined as total liabilities, minus subordinated debt.

(iii) Tangible Net Worth is defined as of any date of determination, the consolidated total equity of the Borrower and its Subsidiaries, as determined in accordance with GAAP and as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries, plus subordinated shareholder debt, less the aggregate amount of all intangible assets, including, without limitation, goodwill, patents, trademarks, copyrights, and other similar intangible assets, as determined in accordance with GAAP and as reflected on the consolidated balance sheet of the Borrower and its Subsidiaries.

(iv) The foregoing shall be tested annually as of the end of the Borrower’s fiscal year upon Lender’s receipt of the financial statements and other supporting documentation of Borrower required to be delivered under Section 6.

(c) Maximum Distributions. Borrower shall not be permitted to make distributions (including for tax liability purposes) in excess of 75% of the net income of Borrower (in the aggregate). The foregoing covenant shall be calculated based upon dividends paid throughout the year to the owners for regular distributions and a tax distribution made in the following year after the Borrower’s CPA advises of the tax owed fiscal year end. Any tax distribution made in the current fiscal year for the prior year results would be excluded from the calculation for the current year. The foregoing covenant shall be tested on an annual basis based upon the Borrower’s annual CPA audited financial statements provided to Lender.

(d) Depository Relationship. At all times during the term of the Loan, the Borrower shall maintain all of its depository account(s) (inclusive of operating and cash collateral accounts) and treasury management services with Lender at all times during the Loan. The Borrower shall have up to ninety (90) days from the Effective Date hereof to demonstrate compliance with the foregoing requirements under this subsection (d).

(e) Sweep Account. Borrower shall maintain a cash collateral account with Lender with daily sweeps of collected funds to the line of credit.

(f) Borrower’s Annual Financial Statements. Within one hundred twenty (120) days after the end of each fiscal year, Borrower supply Lender with (i) an annual CPA audited financial statement for the prior fiscal year in form acceptable to Lender in its sole and absolute discretion, and (ii) such supporting documentation as Lender reasonably requests.

(g) Borrower’s Quarterly Financial Statements. Within forty five (45) days after the end of each fiscal quarter, Borrower supply Lender with (i) a quarterly management-prepared financial statement for the prior fiscal quarter in form acceptable to Lender in its sole and absolute discretion, prepared in accordance with GAAP and all other applicable statutes and (ii) such supporting documentation as Lender reasonably requests.

(h) Borrower Tax Returns. Within thirty (30) days of filing, Borrower shall supply Lender with a copy of its annual federal income tax returns, including, without limitation, K-1 statements for all Partnerships and Sub Chapter S Corporations, or, if an extension is filed for any tax return, within thirty (30) days after any permitted extension date.

(i) Monthly Borrowing Base Certificates. Within eighteen (18) days of the end of each month, Borrower shall supply Lender with a borrowing base certificate with the Borrowing Base calculation for such month and resulting availability under the Note duly executed by an authorized officer of the Borrower, in form attached hereto as Schedule 1.

(j) Monthly Reports. Within eighteen (18) days of the end of each month, together with the borrowing base certificates referenced above, Borrower shall supply Lender with (i) a monthly accounts receivable aging report (aged by invoice date),(ii) a monthly inventory certification report, (iii) a monthly accounts payable aging report, (iv) a summary of all sold, purchased and current inventory and/or any other sales for such period; (v) a customer collections report, and (vi) a monthly slow-moving inventory report.

(k) Semi-Annual Inventory Reports. The Borrower shall supply Lender with its semi-annual inventory report within thirty (30) days of the anniversary of the Effective Date of the Loan, and on each six (6) month anniversary thereafter.

(l) Other Reports. Each Borrower and Guarantor shall submit such other reports or financial statements as reasonably requested by Lender within thirty (30) days of such request.

(m) Changes to Financial Reporting Requirements. Lender may, in its sole and absolute discretion, upon written notice to the Borrower and/or Guarantor, do the following: (i) change the method of preparation for the financial statements required to be provided to Lender by Borrower and/or Guarantor hereunder, or (ii) require Borrower and/or Guarantor to provide additional financial statements, reports or information regarding the Collateral, or the operation, business affairs or financial condition of Borrower and Guarantor. In the event that Lender notifies the Borrower and/or Guarantor of a change to the financial reporting requirements hereunder, Borrower and Guarantor agree (i) to execute any and all documentation required by Lender to acknowledge such change, and (ii) to comply with Lender’s request for the revised and/or additional financial reporting requirements.

(n) Form of Financial Statements. The form and content of each financial statement as required above, shall be acceptable to Lender in its sole discretion, shall be certified by each party to be correct and complete, and shall include a complete description of all contingent liabilities, including, without limitation, all indebtedness guaranteed.

7. DEFAULT. Upon the occurrence of any of the following events (each an “Event of Default” and collectively, the “Events of Default”) all obligations on the part of Lender to make any advance hereunder shall, if Lender elects, terminate, and Lender may at its option exercise any of its remedies set forth herein, but Lender may make any advances or parts of advances after the happening of any Event of Default without thereby waiving the right to exercise such remedies without becoming liable to make any further advance. Upon the occurrence of any of the following events, Lender may at its option exercise any of its remedies set forth herein:

(a) Borrower fails to make any payment of principal or interest under this Agreement or the Note, when due, whether on the scheduled due date or upon acceleration, maturity or otherwise; or

(b) Borrower fails to perform any other obligation under this agreement or the other Loan Documents and such failure is not cured within 15 days following the earlier of Borrower’s knowledge of such failure or receipt of notice of such failure from the Lender, other than the failure to perform any obligation set forth in Sections 5 (j),(k), (l), (m), (n), (o), (p) or (t) or 6 (a), (b) or (c) of this Agreement, for which there shall be no cure period; or

(c) Borrower fails to pay or perform any other obligation, liability or indebtedness to any other party (beyond any applicable notice and cure period) which for the purposes of this subsection (c) shall be those matters in excess of $75,000.00 (in the aggregate); or

(d) A “Default” or an “Event of Default” (as defined in each respective document) occurs (beyond any applicable notice and cure period) under any of the Loan Documents; or

(e) If any warranty or representation made by Borrower in this Agreement or pursuant to the terms hereof or in any of the other Loan Documents shall at any time be false or misleading in any material respect; or

(f) The dissolution of, termination of existence of, loss of good standing status by Borrower, its subsidiaries or affiliates, if any, or any party to the Loan Documents; or

(g) The resignation or withdrawal of any partner or any material owner/member of Borrower, as determined by Lender in its sole discretion; or

(h) The death of or declaration of legal incapacity of Guarantor and the failure of Borrower to provide a replacement Guarantor who is acceptable to Lender in its sole, but reasonable discretion, within sixty (60) days of such event; or

(i) Borrower becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationships; or

(j) Guarantor becomes the subject of any bankruptcy or other voluntary or involuntary proceeding, in or out of court, for the adjustment of debtor-creditor relationship; or

(k) The entry of a judgment against Borrower or Guarantor which Lender deems to be of a material nature, in Lender’s sole discretion; or

(l) The seizure or forfeiture of, or the issuance of any writ of possession, garnishment or attachment, or any turnover order for any property of Borrower or Guarantor; or

(m) A material alteration in the kind or type of Borrower’s business, financial or otherwise, is made without the prior written consent of Lender; or

(n) Lender determines in good faith, in its sole, but reasonable discretion, that the prospects for payment or performance of Borrower’s obligations under the Loan Documents are impaired; or

(o) Lender determines in good faith, in its sole, but reasonable discretion, that a Material Adverse Effect has occurred; or

(p) If Borrower or any Guarantor defaults under any other loan, contract or agreement extended by Lender or any of its affiliates, as the same may be amended, restated, modified or replaced from time to time (beyond any applicable notice and cure period); or

(q) A Change of Control occurs, except as a result of death or incapacity and which has not otherwise caused an Event of Default under Section 7 (h) hereof; or

(r) The failure of the Borrower’s business to comply with any law or regulation controlling its operation and such failure is not cured within 15 days following the earlier of Borrower’s knowledge of such failure or receipt of notice of such failure from the Lender.

8. REMEDIES OF LENDER. Upon the happening of an Event of Default, then Lender may, at its option, upon written notice to Borrower:

(a) Cease making advances under the Note;

(b) Cancel this Agreement;

(c) Commence an appropriate legal or equitable action to enforce performance of this Agreement;

(d) Accelerate the payment of the Note and the Loan and any other sums secured by the Security Agreement, apply all or any portion of any equity funds toward payment of the Loan, and commence appropriate legal and equitable action to collect all such amounts due Lender;

(e) Exercise any other rights or remedies Lender may have under the Security Agreement or other Loan Documents referred to in this Agreement or executed in connection with the Loan or which may be available under applicable law.

9. GENERAL TERMS. The following shall be applicable throughout the period of this Agreement or thereafter as provided herein:

(a) Rights of Third Parties. All conditions of the Lender hereunder are imposed solely and exclusively for the benefit of Lender and its successors and assigns, and no other Person shall have standing to require satisfaction of such conditions or be entitled to assume that Lender will make advances in the absence of strict compliance with any or all thereof, and no other Person shall, under any circumstances, be deemed to be a beneficiary of this Agreement or the Loan Documents, any provisions of which may be freely waived in whole or in part by the Lender at any time if, in its sole discretion, it deems it desirable to do so.

(b) Borrower is not Lender’s Agent. Nothing in this Agreement, the Note, the Security Agreement or any other Loan Document shall be construed to make the Borrower the Lender’s agent for any purpose whatsoever, or the Borrower and Lender partners, or joint or co-venturers, and the relationship of the parties shall, at all times, be that of debtor and creditor.

(c) Loan Expense/Enforcement Expense. Borrower agrees to pay to Lender on demand all reasonable costs and expenses incurred by Lender in seeking to enforce Lender’s rights and remedies under this Agreement, including court costs, costs of alternative dispute resolution and reasonable attorneys’ fees and costs, whether or not suit is filed or other proceedings are initiated hereon.

(d) Evidence of Satisfaction of Conditions. Lender shall, at all times, be free independently to establish to its good faith and satisfaction, and in its absolute discretion, the existence or nonexistence of a fact or facts which are disclosed in documents or other evidence required by the terms of this Agreement.

(e) Headings. The headings of the sections, paragraphs and subdivisions of this Agreement are for the convenience of reference only, and shall not limit or otherwise affect any of the terms hereof.

(f) Invalid Provisions to Affect No Others. If performance of any provision hereof or any transaction related hereto is limited by law, then the obligation to be performed shall be reduced accordingly; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in part, then the invalid part of said clause or provision only shall be held for naught, as though not contained herein, and the remainder of this Agreement shall remain operative and in full force and effect.

(g) Application of Interest to Reduce Principal Sums Due. In the event that any charge, interest or late charge is above the maximum rate provided by law, then any excess amount over the lawful rate shall be applied by Lender to reduce the principal sum of the Loan or any other amounts due Lender hereunder.

(h) Governing Law. The laws of the State of Florida shall govern the interpretation and enforcement of this Agreement.

(i) Number and Gender. Whenever the singular or plural number, masculine or feminine or neuter gender is used herein, it shall equally include the others and shall apply jointly and severally.

(j) Prior Agreement. To the extent necessary, this Agreement shall be deemed to be an amendment to any prior loan agreement between Borrower and Lender, and in the event of a conflict between the terms of this Agreement or any such prior agreement, the terms of this Agreement shall govern.

(k) Waiver. If Lender shall waive any provisions of the Loan Documents, or shall fail to enforce any of the conditions or provisions of this Agreement, such waiver shall not be deemed to be a continuing waiver and shall never be construed as such; and Lender shall thereafter have the right to insist upon the enforcement of such conditions or provisions. Furthermore, no provision of this Agreement shall be amended, waived, modified, discharged or terminated, except by instrument in writing signed by the parties hereto.

(l) Notices. All notices from the Borrower to Lender and Lender to Borrower required or permitted by any provision of this Agreement shall be in writing and sent by registered or certified mail or nationally recognized overnight delivery service and addressed as follows:

TO LENDER:	BANESCO USA, a Florida State Chartered Bank 3155 NW 77th Avenue Miami, Florida 33122
Attention: Nelson Hidalgo, EVP, Head of Corporate Banking

TO BORROWER:	Drone Nerds INC Anzu Robotics, LLC 5553 Anglers Avenue, Suite 109 Dania Beach, Florida 33312

Such addresses may be changed by such notice to the other party. Notice given as hereinabove provided shall be deemed given on the date of its deposit in the United States Mail and, unless sooner actually received, shall be deemed received by the party to whom it is addressed on the third calendar day following the date on which said notice is deposited in the mail, or if a courier system is used, on the date of delivery of the notice.

(m) Successors and Assigns. This Agreement shall inure to the benefit of and be binding on the parties hereto and their heirs, legal representatives, successors and assigns.

(n) USA Patriot Act Notice. Lender hereby notifies Borrower and Guarantor that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), Lender is required to obtain, verify and record information that identifies Borrower and Guarantor, which information includes the name and address of Borrower and Guarantor and other information that will allow Lender to identify Borrower and Guarantor in accordance with the Act.

(o) Counterparts, Facsimiles. This Agreement may be executed in counterparts. Each executed counterpart of this Agreement will constitute an original document, and all executed counterparts, together, will constitute the same agreement. Any counterpart evidencing signature by one party that is delivered by facsimile by such party to the other party hereto shall be binding on the sending party when such facsimile is sent, and such sending party shall within ten (10) days thereafter deliver to the other parties a hard copy of such executed counterpart containing the original signature of such party or its authorized representative.

(p) WAIVER OF JURY TRIAL. LENDER, BORROWER AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE THE RIGHT ANY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT TO BE CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT.

(q) Consent to Jurisdiction; Forum. Borrower and Guarantor hereby irrevocably submit generally and unconditionally for themselves and in respect of their property to the jurisdiction of any state court or any United States federal court sitting in Miami-Dade County, Florida. Borrower and Guarantor hereby irrevocably waive, to the fullest extent permitted by law, any objection that Borrower and/or Guarantor may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Borrower and Guarantor hereby agree and consent that, in addition to any methods of service of process provided for under applicable law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in the governing law section of this Loan Agreement may be made by certified or registered mail, return receipt requested, directed to Borrower and/or Guarantor, as applicable, at its address for notice set forth in this Loan Agreement, or at a subsequent address of which Lender received actual notice from Borrower and/or Guarantor, as applicable, in accordance with the notice section of this Loan Agreement, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Lender to serve process in any manner permitted by law or limit the right of Lender to bring proceedings against Borrower and/or Guarantor in any other court or jurisdiction.

(r) POST-CLOSING REQUIREMENTS. To the extent that there exist any post-closing obligations for the Borrower, the post-closing obligations are set forth in a Post- Closing Agreement, dated as of the effective date (the “Post-Closing Agreement”). If all the items set forth in the Post-Closing Agreement are not provided to Lender within the applicable time frame after the closing date, Lender may declare a default and exercise all of its rights and remedies set forth in this Agreement and in any other Loan Documents. In the event that Lender requires a holdback of funds to be held in an escrow account with Lender or some other Lender approved account to secure the obligations set forth in the Post-Closing Agreement (the “Post- Closing Escrow”), the Post-Closing Escrow shall be for amount(s) set forth in the Post-Closing Agreement. For so long as Lender has not declared Borrower in default of any of Borrower’s obligations under this Agreement, the Security Agreement, Note or any other Loan Document securing Borrower’s obligations, the Post-Closing Escrow funds shall be released to Borrower either at such time as Lender is presented with satisfactory evidence, in Lender’s sole discretion, that the post-closing obligations have been satisfied and/or cleared, or at such time as Lender is presented with evidence that the Post-Closing Escrow funds may be applied to satisfy and/or clear post-closing obligations. In Lender’s discretion, partial funding or releases from the Post-Closing Escrow may be permitted, depending on the nature and extent of the post-closing obligations. Lender may require payment from Borrower of reasonable additional attorney fees and costs if Lender is required to incur such fees or costs in the exercise of its discretion, in relation to, Borrower compliance with any post-closing requirements, whether or not the matters are specifically provided for in the Post-Closing Agreement.

[CONTINUES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have caused this Agreement to be executed on the date first above written.

BORROWER:

DRONE NERDS INC, a Florida corporation

By:	/s/ Jeremy Schneiderman
Print Name:	Jeremy Schneiderman
Title:	Chief Executive Officer

BORROWER(S) SIGNATURE PAGE

BORROWER:

ANZU ROBOTICS, LLC, a Delaware limited liability company

By:	/s/ Jeremy Schneiderman
Print Name:	Jeremy Schneiderman
Title:	Authorized Member

BORROWER(S) SIGNATURE PAGE

LENDER:

BANESCO USA, a Florida State Chartered Bank

By:	/s/ Matthew Kronfeld
Print Name:	Matthew Kronfeld
Title:	SVP

LENDER(S) SIGNATURE PAGE

JOINDER OF GUARANTOR

Each of the undersigned as Guarantor hereby joins in and consents to the foregoing Loan Agreement.

/s/ Jeremy Schneiderman
JEREMY SCHNEIDERMAN

GUARANTOR(S) SIGNATURE PAGE

/s/ Alex Nafissy
ALEX NAFISSY

GUARANTOR(S) SIGNATURE PAGE

/s/ Robert Weitzner
ROBERT WEITZNER

GUARANTOR(S) SIGNATURE PAGE